Exhibit 10.2

PROMISSORY NOTE

$2,500,000	November 12, 2018

THIS PROMISSORY NOTE ( is entered into as of the date set forth above between Incumaker, Inc., a Delaware corporation located at 327 Dahlonega Road, Suite 1701B, Cumming, GA 30040 (“Maker”), and Michael Hering as the Shareholder Representative (as defined in the Merger Agreement) (“Holder”).

WHEREAS, Incumaker, Inc. (the “Maker”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith with SkyAuction.com, Inc. (“SkyAuction”) under which it has agreed to pay the Total Amount (as defined below) to the Shareholder Representative (as defined in the Merger Agreement), who shall distribute the proceeds to each of the Sky Shareholders (as defined in the Merger Agreement) based on their pro rata ownership of SkyAuction, in addition to shares of the Maker in exchange for all the issued and outstanding shares of common stock of SkyAuction (as further set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the undertakings and commitments to each other set forth in this Agreement, and other good and valuable consideration, the parties hereto acknowledge and agree as follows:

For value provided by the Holder, the Maker hereby promises to pay to the order of the Holder the principal amount of $2,500,000 together with interest on the unpaid principal amount of 3% computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note (“Total Amount”), which shall be paid upon the earlier of (i) payments to Holder of 15% of each capital raise (which shall include convertible note fundraising rounds) (such payments not to exceed $2,500,000 together with the interest on the unpaid principal in total, excluding financing fees, received by the Maker), or (ii) November 12, 2021 (the “Maturity Date”) or (iii) an Event of Default (as defined below) For purposes of clarity, if Maker’s payments to the Holders pursuant to (i) of this section do not in the aggregate equal the Total Amount, the amount remaining owed to the Holders shall be paid to the Holders on or before the Maturity Date. This Note may be prepaid in whole or in part.  Notwithstanding any other provision of this Note, the Holder does not intend to charge, and the Maker shall not be required to pay, any fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Maker or credited to reduce the principal hereunder.  All payments received by the Holder will be applied first to costs of collection, if any, then to the balance to principal.

Payments of principal will be made by check or electronic payment in immediately available United States funds sent to the Holder at the address or bank account furnished to Maker for that purpose.

Exhibit 10.2 page 2 of 5

1.  Initial Payment.  The Maker agrees to make the first payment of $500,000 of the principal amount of $2,500,000 on or before 120 days from the date of Closing as that term is defined in the Merger Agreement.

2.  Guaranty.  SkyAuction.com, Inc., a Delaware corporation, hereby absolutely, unconditionally and irrevocably guarantees to the Holder full payment of the Total Amount of this Note, pursuant to the terms of the Secured Unconditional Guaranty attached hereto as Exhibit A.

3.  Expenses of Collection.  The Maker agrees to pay the Holder's reasonable costs in collecting and enforcing this Note, including reasonable attorney's fees.

4.  Waiver by Holder.  No waiver of any obligation of the Maker under this Note shall be effective unless it is in a writing signed by the Holder.  A waiver by the Holder of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

5.  Notice.  Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered to the party to whom notice is to be given, or on the fifth business day after mailing, if mailed to the party to whom notice is to be given, by certified mail, return receipt requested, postage prepaid, or overnight courier service with proof of receipt, and addressed as follows:

a.  If to the Maker: at 327 Dahlonega Road, Suite 1701B, Cumming, GA 30040, with a copy to Culhane Meadows PLLC, 1101 Pennsylvania Avenue, N.W., Suite 300, Washington, D.C. 20004,  Attn:  Ernest M. Stern, Esq.; or

b.  If to the Holder: 547 Highland Avenue, Westfield, NJ 07090

6.  Default. The Maker shall be in default under this Note upon the occurrence of any of the following events (each, an "Event of Default"):

a. Failure to make any payment required under this Note within five (5) days of the indicated date or on the due date thereof, as the case may be; or

b. Any default or event of default occurs under any document, instrument or agreement between the Maker and Holder or any affiliate, successor or assigns of any such party not cured within thirty (30) days of such default; or

c. The Maker (i) applies for or consents to the appointment of a receiver, trustee or liquidator, (ii) files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they come due, (iii) makes an assignment or arrangement for the benefit of creditors, (iv) files a petition or an answer seeking a reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, (iv) performs any other act of bankruptcy, or (v) files an answer admitting the material allegations of a petition filed against the Maker in any bankruptcy, reorganization or insolvency proceeding; or

Exhibit 10.2 page 3 of 5

d. Entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Maker a judgment debtor or declaring Maker insolvent or approving a receiver, trustee or liquidator of the Maker or of all or a substantial part of its assets, or otherwise commences with respect to the Maker or any of her assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or like law or statute, and if such order, judgment, decree or proceeding continues unstayed for any period of thirty (30) consecutive days after the expiration of any stay thereof.

7.  Remedies.  Upon the happening of any Event of Default, or on the Maturity Date, the entire amount of fees, principal, and any other sums due under this Note (collectively, the "Obligations") shall become due and payable immediately, and the rate of interest on the unpaid principal balance of the Note shall be at the rate of 10% per annum.  The Maker acknowledges that in case of default, the Maker will cooperate fully with the Holder to retire the Obligations through financings. All remedies of the Holder provided for herein are cumulative and shall be in addition to all other rights or remedies available at law or in equity.  The Holder does not give up its rights upon an Event of Default as a result of any delay in declaring or failing to declare a default or an Event of Default.

8.  Waiver by the Maker.  The Maker hereby expressly waives presentment, demand and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder hereof with respect to the time of payment or any other provision hereof.

9.  Severability.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

10.  Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

SIGNATURES ON NEXT PAGE

Exhibit 10.2 page 4 of 5

INCUMAKER, INC.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President and CEO

Exhibit 10.2 page 5 of 5

Exhibit A

FORM OF SECURED UNCONDITIONAL GUARANTY

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